EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Federal Paper Board Company, Inc. on Form S-8 of our reports dated February 3, 1995 (which express an unqualified opinion and include an explanatory paragraph relating to changes in the method of accounting for income taxes and in the method of accounting for postretirement benefits other than pensions) appearing in and incorporated by reference in the Annual Report on Form 10-K
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of Federal Paper Board Company, Inc. for the fiscal year ended December 31,
1994.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Parsippany, New Jersey 07054
September 29, 1995